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Exhibit 10.11

                                    LOAN AGREEMENT

    This Loan Agreement (this "Loan Agreement") is made and entered into as of July 12, 1996, by and between LaSalle National Bank, a national banking association, with its principal place of business at 120 South LaSalle Street, Chicago, Illinois 60603 ("LaSalle"), and Binks Manufacturing Company, a Delaware corporation, with its principal place of business at 9201 West Belmont Avenue, Franklin Park, Illinois 60131 ("Binks").

                                 W I T N E S S E T H:

    WHEREAS, Binks desires LaSalle to provide certain extensions of credit, loans or other financial accommodations (the "Financial Accommodations") to Binks in a maximum aggregate principal amount not to exceed Five Million and no/100 dollars ($5,000,000.00); and

    WHEREAS, LaSalle shall provide the Financial Accommodations to Binks, but solely on the terms and subject to the conditions set forth in this Loan Agreement and the "Revolving Note" (hereinafter defined).

    NOW, THEREFORE, in consideration of the Financial Accommodations, the mutual promises and understandings of LaSalle and Binks set forth herein, and other good and valuable consideration, the receipt and sufficiency of which consideration is hereby acknowledged, LaSalle and Binks hereby agree as set forth in this Loan Agreement.

                               1. DEFINITIONS AND TERMS

    1.1 The following words, terms or phrases shall have the following meanings:

    "ADVANCE": shall mean any advance made or to be made by LaSalle to Binks as provided in SECTION 3.1(B) hereof.

    "AFFILIATE": shall mean any "Person" (hereinafter defined) that directly or indirectly, through one or more intermediaries, owns, controls or is controlled by, or is under common control with, Binks. A Person shall be presumed to control Binks if such Person is the direct or indirect legal or beneficial owner of more than ten percent (10%) of the securities having ordinary voting power with respect to the election of directors of Binks.

    "ANB LOAN DOCUMENTS": shall mean that certain Letter Agreement dated
January 16, 1996, by and between American National Bank and Trust Company of Chicago ("ANB") and Binks (the "ANB Agreement"), the "Note" (as defined in the ANB Agreement), the documents, instruments and agreements executed in connection therewith and any modifications, amendments, renewals, substitutions or replacements therefor.

    "ANB OBLIGATIONS": shall mean the payment and performance obligations of Binks under the ANB Loan Documents.


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    "BANKERS ACCEPTANCE RATE": shall mean the daily rate equivalent quoted by
LaSalle to Binks from time to time for the applicable "Bankers Acceptance Interest Period" (hereinafter defined), which may not be the most favorable or lowest rate of interest offered or charged by LaSalle to its commercial or other borrowers. Binks shall give LaSalle written notice or telecopy notice of each proposed Advance at the Bankers Acceptance Rate on or before the date of each Advance at the Bankers Acceptance Rate. Such notice shall include (A) the date and amount of the requested Advance at the Bankers Acceptance Rate; and (B) the duration of the Bankers Acceptance Interest Period applicable to such Advance. Binks may not prepay any Advance bearing interest at the Bankers Acceptance Rate, without penalty. Each such notice shall be accompanied by a Request for Advance at the Bankers Acceptance Rate in the form of Exhibit "A" to this Loan Agreement. "Bankers Acceptance Interest Period" shall mean the period commencing the day of each Advance at the Bankers Acceptance Rate and, as set forth in Binks' notice to LaSalle, continuing for either a thirty (30), sixty
(60), ninety (90), one hundred twenty (120) or one hundred eighty (180) day period. Binks may not select a Bankers Acceptance Interest Period which expires after July 12, 1997. If, at the end of the Bankers Acceptance Interest Period, Binks (i) fails to notify LaSalle in the manner provided for a new Advance that Binks desires to continue the Advance and the rate option and interest period applicable thereto or (ii) repay the Advance in full, then such Advance bearing interest at the Bankers Acceptance Rate shall automatically be converted to an Advance bearing interest at the "Prime Rate" (hereinafter defined). If, for any reason, LaSalle is unable to make Advances at the Bankers Acceptance Rate, whether due to illegality, LaSalle's inability to ascertain a rate or such pricing does not adequately reflect LaSalle's cost of funds, then Binks may only select interest at the "LIBOR Rate" (hereinafter defined) or the Prime Rate. Binks may not prepay any Advance bearing interest at the LIBOR Rate unless contemporaneously therewith, Binks pays the amounts described in SECTION 2.9 hereof.

    "BINKS' LIABILITIES": shall mean any and all obligations, liabilities, indebtedness, fees, costs and expenses, now or hereafter owed or owing by Binks to LaSalle hereunder or under the Other Agreements, including, but not limited to, all principal, interest, debts, claims and indebtedness of any and every kind and nature, howsoever created, arising or evidenced, whether primary or secondary, direct or indirect, absolute or contingent, insured or uninsured, liquidated or unliquidated, or otherwise, and whether arising or existing under written or oral agreement or by operation of law, together with all costs, fees and expenses of LaSalle, including, but not limited to, attorneys' and paralegals' fees or charges relating to the preparation of this Loan Agreement and the Other Agreements and the enforcement of LaSalle's rights and remedies pursuant to this Loan Agreement, the Other Agreements, at law, in equity or otherwise. Any indebtedness, liability or obligation of any sort whatsoever, however arising, whether present or future, fixed or contingent, secured or unsecured, due or to become due, paid or incurred, arising or incurred in connection with any deferred payment obligations or under any Foreign Exchange Contract (herein part of the "Binks' Liabilities" heretofore defined) shall be incurred solely as an accommodation to Binks and for Binks' account. "Binks' Liabilities" shall include, without being limited to: all amounts due or which may become due under any Foreign Exchange Contracts, any other bank charges, fees and commissions, duties and taxes, costs of insurance, and all such


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other charges and expenses which may pertain to deferred payment obligations or to any Foreign Exchange Contract

    "BUSINESS DAY": shall mean any day other than a day on which banks located in Chicago, Illinois are authorized or required to be closed.

    "CODE": shall mean the Internal Revenue Code of 1986, as amended, and any successor or replacement statute, as in effect from time to time.

    "COMERICA LOAN DOCUMENTS": shall mean that certain Letter Agreement dated as of November 27, 1992, by and between Binks and Comerica Bank ("Comerica"), the documents, instruments and agreements executed in connection therewith and any modifications, amendments, renewals, substitutions or replacements therefor.

    "COMERICA OBLIGATIONS": shall mean the payment and performance obligations of Binks under the Comerica Loan Documents.

    "CONSOLIDATED" or "CONSOLIDATED": shall mean, when used with reference to any financial term in this Loan Agreement, the aggregate for Binks and its Subsidiaries whose account would be consolidated with those of Binks in Binks' consolidated financial statements at such date of the amounts signified by such term for all such Persons determined on a consolidated basis in accordance with GAAP.

    "COVENANTS": shall mean all of the covenants, duties, obligations and agreements of Binks to and with LaSalle, whether pursuant to this Loan Agreement, the "Other Agreements" (hereinafter defined) or otherwise.

    "DEFAULT RATE" shall mean, with respect to Binks' Liabilities, the daily rate equivalent of two percent (2%) per annum in excess of the interest rate which would otherwise be applicable with respect thereto.

    "ENVIRONMENTAL LAWS" shall mean the Federal Clean Air Act (42 U.S.C. Sections 7501 ET SEQ.), the Federal Water Pollution Control Act (33 U.S.C. Sections 1251 ET SEQ.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Sections 6901 ET SEQ.) the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C Sections 9601 ET SEQ.), any so-called "Superfund" or "Superlien" law, the Toxic Substances Control Act (15 U.S.C. Sections 2601), any Occupational Safety and Health Law (29 U.S.C. Sections 655), and any other federal, state or local statute, law, ordinance, code, rule, regulation, permit, license, order or decree regulating, relating to, or imposing liability or standards of conduct concerning any Hazardous Materials, or any other hazardous, toxic, special or dangerous waste, substance or constituent, whether solid, liquid or gas, or employee health and/or safety, as from time to time hereafter in effect.

    "ERISA": shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations issued thereunder.


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    "ERISA AFFILIATE": shall mean, with respect to any Person or any trade or business (whether or not incorporated) which, would be treated as a single employer under Section 414(b) or (c) of the Code.

    "ERISA DEFAULT": shall mean the occurrence of a Reportable Event that results in material liability of Binks or any of its Subsidiaries or their ERISA Affiliates to the PBGC or to any Plan and such Reportable Event is not corrected within thirty (30) days after the occurrence thereof; or the occurrence of any Reportable Event which could constitute grounds for termination of any Plan of Binks or any of its Subsidiaries or their ERISA Affiliates by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan and such Reportable Event is not corrected within thirty (30) days after the occurrence thereof; or Binks or any of its Subsidiaries or any of their ERISA Affiliates shall fail to pay when due any material liability to the PBGC or to a Plan; or the PBGC shall have instituted proceedings to terminate, or to cause a trustee to be appointed to administer, any Plan of Binks or any of its Subsidiaries or their ERISA Affiliates; or any Person engages in a Prohibited Transaction with respect to any Plan which results in material liability of Binks or any of its Subsidiaries, any of their ERISA Affiliates, any Plan of Binks or any of its Subsidiaries or their ERISA Affiliates or any fiduciary of any such Plan; or failure by Binks or any of its Subsidiaries or any of their ERISA Affiliates to make a required installment or other payment to any Plan within the meaning of Section 302(f) of ERISA or
Section 412(n) of the Code that results in material liability of Binks or any of its Subsidiaries or any of their ERISA Affiliates to the PBGC or any Plan; or the withdrawal of Binks or any of its Subsidiaries or any of their ERISA Affiliates from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA.

    "EQUITABLE NOTES": shall mean those certain 7.14% Senior Notes due 2008 issued by Binks and made payable to The Equitable Life Assurance Society of the United States and Equitable Variable Life Insurance Company in the original aggregate principal amount of Fifteen Million and no/100 Dollars ($15,000,000.00) and any subsequent issuances of any additional series of such 7.14% Senior Notes.

    "FINANCIALS": shall mean all year-end financial statements, projections, interim financial statements, tax returns, reports and similar documentation and information previously delivered by Binks to LaSalle and the documents described in SECTION 5.3, individually or collectively.

    "FOREIGN EXCHANGE CONTRACT": shall mean any contract between LaSalle and Binks requested by Binks and executed by Binks pursuant to the terms of SECTION
3.2 hereof that requires payment or delivery of a currency other than U.S. Dollars.

    "FOREIGN EXCHANGE EXPOSURE": shall mean, with respect to any Foreign Exchange Contract (excluding spot contracts), an amount equal to the product of
(A) the U.S. Dollar equivalent (as reasonably determined by LaSalle, in good faith, from time to time) of the foreign currency obligation under such Foreign Exchange Contract, and (B) ten percent (10%), with respect to Foreign Exchange Contracts with a maturity of less than one hundred and eighty (180)


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days, and twenty percent (20%) with respect to Foreign Exchange Contracts with a maturities of one hundred and eighty days or more but one (1) year or less.

    "FOREIGN EXCHANGE OBLIGATIONS": shall mean, at any time, the sum of (A) the outstanding Foreign Exchange Exposure under Foreign Exchange Contracts at such time, PLUS (B) the aggregate amount of all payments under Foreign Exchange Contracts for which LaSalle is entitled to be and has not at such time been reimbursed, whether by payment to LaSalle by way of a loan (as contemplated by SECTION 3.2 hereof) or otherwise.

    "GAAP": shall mean accounting principles set forth as generally accepted in the then-currently effective Statements of the Auditing Standards Board of the American Institute of Certified Public Accountants, consistently applied from period to period.

    "GOVERNMENTAL REGULATIONS": shall mean any and all laws, statutes, ordinances, rules, regulations, treaties, judgments, writs, injunctions, decrees, orders, awards and standards, or any similar requirement, of the government of the United States or any foreign government or any state, province, municipality or other political subdivision thereof or therein or any court, agency, instrumentality, regulatory authority or commission of any of the foregoing.

    "HAZARDOUS MATERIALS": shall mean asbestos-containing materials, mono or polychlorinated biphenyls, urea formaldehyde products, radon, radioactive materials and any "hazardous substance", "hazardous waste", "pollutant", "toxic pollutant", "oil" or "contaminant" as used in, or defined pursuant to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 USC Sections 9601 ET SEQ.; the Federal Clean Air Act, as amended, 42 USC Sections 7401 ET SEQ., and regulations thereunder; the Resource Conservation and Recovery Act, 42 USC Sections 6901 ET SEQ., as amended, and regulations thereunder; the Federal Water Pollution Control Act, 33 USC Sections 1251 ET SEQ., as amended, and regulations thereunder; 40 CFR Sections 116.1 ET SEQ., Sections 129.1 ET SEQ. and Sections 302.1 ET SEQ.; and any other substance, waste, pollutant, contaminant or material, including petroleum products and derivatives, the use, transport, disposal, storage, treatment, recycling, handling, discharge, release, threatened release or omission of which is regulated or governed by any Environmental Laws.

    "INDEBTEDNESS": shall mean all obligations and liabilities of Binks to any Person other than LaSalle, including, but not limited to, (A) all indebtedness whether primary or secondary, direct or indirect, absolute or contingent, liquidated or unliquidated, insured or uninsured, fixed or otherwise, heretofore, now or from time to time hereafter owing, due or payable, however evidenced, created, incurred or acquired, and howsoever arising, whether by written or oral agreement, operation of law or otherwise; (B) all obligations or liabilities of any Person that are secured by any lien, claim, encumbrance or security interest upon any assets of Binks, whether or not Binks has assumed or become liable for the payment thereof; and (C) that portion of any obligation or liability created or arising under any capitalized lease of real or personal property, or conditional sale or other title retention agreement which is properly recorded on Binks' balance sheet as a liability in accordance with GAAP, whether or not the rights and remedies of the


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lessor, seller or lender thereof are limited to repossession of the property giving rise to such obligations or liabilities.

    "INTEREST RATE": shall mean, at Binks' option, either the Bankers Acceptance Rate, the Prime Rate or the LIBOR Rate, payable in connection with the Financial Accommodations, excepting only the Foreign Exchange Obligations.

    "LIBOR RATE": shall mean the daily rate equivalent of one percent (1%) per annum in excess of the per annum offered rate of interest for deposits in United States of America Dollars for the applicable "LIBOR Interest Period" (hereinafter defined), which appears on the Telerate Screen page 3750 (British Bankers Association LIBOR setting) at approximately 11:00 a.m., London time, two
(2) business days prior to commencement of the LIBOR Interest Period for delivery on the first day of such LIBOR Interest Period for the number of days contained therein and in the amount of the loan at the LIBOR Rate to be outstanding during the LIBOR Interest Period. If two or more such offered rates appear on the Telerate Screen, then the LIBOR Rate will be the daily rate equivalent of one percent (1%) per annum in excess of the arithmetic mean of such offered rates. If the Telerate Screen is not reasonably available to LaSalle, then the LIBOR Rate shall be the daily rate equivalent of one percent (1%) per annum in excess of the per annum rate of interest at which deposits in United States of America Dollars for such LIBOR Interest Period are offered to LaSalle by other prime banks in the London interbank market, at approximately 11:00 a.m., London time, two (2) business days preceding the applicable LIBOR Interest Period, as determined in good faith by LaSalle. Binks shall give LaSalle at least three (3) Business Days prior written notice or telecopy notice of each proposed Advance at the LIBOR Rate. Such notice shall include (A) the date and amount of the requested Advance at the LIBOR Rate; provided, however, an Advance bearing interest at the LIBOR Rate shall be in the minimum amount of One Million and no/100 Dollars ($1,000,000.00), with integral amounts of One Hundred Thousand and no/100 Dollars ($100,000.00) thereafter; and (B) the duration of the LIBOR Interest Period applicable to such Advance. Binks may not prepay any Advance bearing interest at the LIBOR Rate, unless contemporaneously therewith, Binks pays the amounts described in SECTION 2.9 hereof. Each such notice shall be accompanied by a Request for Advance at the LIBOR Rate in the form of Exhibit "B" to this Loan Agreement.

    "LIBOR INTEREST PERIOD": shall mean the period commencing the day of each Advance at the LIBOR Rate and, as set forth in Binks' notice to LaSalle, continuing for either a thirty (30), sixty (60), ninety (90), one hundred twenty
(120), or one hundred eighty (180) day period. Binks may not select a LIBOR Interest Period which expires after July 12, 1997. At the end of the LIBOR Interest Period, if Binks fails (i) to notify LaSalle in the manner provided for a new Advance that Binks desires to continue the Advance and the rate option and interest period applicable thereto or (ii) repay the Advance in full, then such Advance bearing interest at the LIBOR Rate shall automatically be converted to an Advance bearing interest at the Prime Rate.

    "LIEN": shall mean any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, conditional sale or title retaining contract, sale and leaseback transaction, financing statement filing (other than a precautionary financing statement with respect


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to a lease that is not in the nature of a security interest), lessor's or lessee's interest under any lease, subordination of any claim or right, or any other type of lien, charge, encumbrance, preferential arrangement or other claim or right.

    "MATERIAL ADVERSE EVENT": shall mean any event, occurrence or state of facts which has or would reasonably be expected to have a material adverse effect on the business, properties, assets, operations or condition (financial or otherwise) of Binks itself or of Binks and its consolidated Subsidiaries as a whole.

    "MULTIEMPLOYER PLAN": shall mean any "multiemployer" plan as defined in
Section 4001(a)(3) of ERISA or Section 414(f) of the Code.

    "NBD LOAN DOCUMENTS": shall mean that certain Thirty-Three Million and no/100 Dollars ($3,000,000.00) Revolving Credit Agreement dated as of
February 24, 1992, by and between Binks and NBD Bank, N.A. ("NBD"), the documents, instruments and agreements executed in connection therewith and any modification, amendments, renewals, substitutions or replacements therefor.

    "NYBD OBLIGATIONS": shall mean the payment and performance obligations of Binks under the NBD Loan Documents.

    "OTHER AGREEMENTS": shall mean all agreements, instruments and documents, including, but not limited to, guaranties, mortgages, deeds of trust, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of Binks or any other Person and delivered to LaSalle in connection with Binks' Liabilities or any of the transactions contemplated herein, together with any amendments, modifications, extensions or renewals thereto, including, but not limited to, that certain Revolving Note of even date herewith executed and delivered by Binks to LaSalle in a maximum aggregate principal amount not to exceed Five Million and no/100 Dollars ($5,000,000.00), together with any amendments, modifications, renewals or substitutions thereto (collectively, the "Revolving Note"), and the other documents, instruments and agreements described in
SECTION 6.1 of this Loan Agreement.

    "PBGC": shall mean the Pension Benefit Guaranty Corporation and any successor or replacement agency.

    "PERMITTED INDEBTEDNESS": shall mean, collectively:

    (A) the NBD Obligations, the Indebtedness evidenced by the Equitable Notes and the other Indebtedness identified on SCHEDULE 5.2(J) hereto;

    (B)  Indebtedness secured by Permitted Liens;


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    (C)  Indebtedness of Subsidiaries (as to which Binks does not have any contingent liability), if and to the extent that the incurring or continuing such Indebtedness is not in violation of Section 5.1(S);

    (D)  Indebtedness of Binks and its Subsidiaries to each other;

    (E) Indebtedness created, incurred or assumed by Binks in the ordinary course of its business to obtain bid, proposal or performance bonding during the course of any construction project undertaken by Binks;

    (F) Indebtedness resulting from the endorsement by Binks of instruments or items of payment made in the ordinary course of business;

    (G) Indebtedness of another company in connection with the acquisition of such company as expressly permitted in this Loan Agreement;

    (H)  Indebtedness in respect of capitalized leases described on
SCHEDULE 5.2(J) hereto plus an amount not to exceed Two Million and no/100 Dollars ($2,000,000.00);

    (I) unsecured Indebtedness (including Binks' Liabilities) of Binks incurred in the ordinary course of business in an aggregate principal amount not to exceed Fifteen Million and no/100 Dollars ($15,000,000.00);

    (J) Indebtedness in respect of judgments or awards which have been in force for less than the applicable appeal period so long as execution is not levied thereunder (or in respect of which Binks shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review) and which does not, in the aggregate, exceed Ten Million and no/100 Dollars ($10,000,000.00) or for which adequate reserves have been established;

    (K)  Indebtedness constituting Subordinated Debt;

    (L)  Contingent liabilities of Binks and its Subsidiaries set forth on
SCHEDULE 5.2(J) hereto; and

    (M) Indebtedness which in the aggregate does not exceed One Million and no/100 Dollars ($1,000,000.00), but in any event together with Indebtedness described in clause (J) of this definition of "Permitted Indebtedness" does not exceed Fifteen Million and no/100 ($15,000,000.00).


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    "PERMITTED INVESTMENTS": shall mean the following: (A) investments in cash and cash equivalents; (B) investments of Binks which are outstanding on the date of this Loan Agreement, as specified in SCHEDULE 5.2(E) hereto: (C) Advances to employees made in the ordinary course of business not to exceed an aggregate of Five Hundred Thousand and no/100 Dollars ($500,000.00) outstanding at any time plus the amounts set forth on SCHEDULE 5.2(E) hereto; (D) loans or advances in the nature of accounts receivables or notes receivables arising from the sale of goods and services in the ordinary course of business; (E) investments of any Subsidiary of Binks in Binks or another Subsidiary of Binks; (F) investments made in connection with Permitted Transactions; and (G) other Investments by Binks and its Subsidiaries not to exceed One Million and no/100 Dollars ($1,000,000.00) in the aggregate.

    "PERMITTED LIENS": shall mean, collectively:

    (A) Liens for taxes not delinquent or for taxes being contested in good faith by appropriate proceedings and as to which adequate financial reserves (or other appropriate provisions as may be required by GAAP) have been established on its books and records;

    (B) Liens created and maintained in the ordinary course of business which are not material in the aggregate, and which would not constitute or result in a Material Adverse Event and which constitute (1) pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation;
(2) good faith deposits in connection with bids, tenders, contracts or leases to which Binks or any of its Subsidiaries is a party for a purpose other than borrowing money or obtaining credit, including rent security deposits; (3) Liens imposed by law, such as those of carriers, warehousemen, mechanics, materialmen and repairmen and other like statutory Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith, if payment of the obligation secured thereby is not yet due; (4) Liens securing taxes, assessments or other governmental charges or levies not yet subject to penalties for non-payment; and
(5) pledges or deposits to secure public or statutory obligations of Binks or any of its Subsidiaries, or surety, customs or appeal bonds to which Binks or any of its Subsidiaries is a party;

    (C) Liens affecting real property which constitute minor survey exceptions or defects or irregularities in title, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of such real property, provided that all of the foregoing, in the aggregate, do not at any time materially detract from the value of said properties or materially impair their use in the operations of the businesses of Binks or any of its Subsidiaries;

    (D) Purchase money Liens upon or in property of Binks or any of its Subsidiaries acquired after the date of this Loan Agreement; provided, however, that (1) no such Lien shall extend to or cover any other property of Binks or any of its Subsidiaries; and (2) the aggregate outstanding amount of Indebtedness secured by all such purchase money Liens shall not exceed One Million and no/100 Dollars ($1,000,000.00) at any time after the date of this Loan Agreement;


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    (E)  Liens arising in respect of capitalized leases not otherwise prohibited under this Loan Agreement, but only if such Liens cover only the property financed under such capitalized leases;

    (F) Mortgages, pledges or security interests on the properties or assets of a Subsidiary in favor of Binks, or between Subsidiaries;

    (G) Liens created pursuant to applications or reimbursement arrangements pertaining to letters of credit which encumber only the goods, or documents of title covering the goods, which are sold or shipped in the transaction for which such letters of credit were issued;

    (H) Any attachment or judgment Liens with respect to a judgment not exceeding One Million and no/100 Dollars ($1,000,000.00), unless the judgment it secures shall not, within thirty (30) days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within thirty (30) days after the expiration of any such stay;

    (I) Liens securing Indebtedness not to exceed Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) in the aggregate; and

    (J) Other liens or encumbrances incidental to the conduct of the business of Binks or a Subsidiary or to the ownership of its respective properties or assets, which were not incurred in connection with the borrowing of money or the obtaining of credit (other than letters of credit) and which do not materially detract from the value of the properties or assets of Binks or of Binks and its Subsidiaries taken as a whole or materially affect the use thereon in the operation of their business.

    Each Lien described in this definition of "Permitted Liens" may be suffered to exist upon the same terms as those existing on the date hereof in accordance with past business practices of Binks and its Subsidiaries.

    "PERMITTED TRANSACTION": shall mean any one of the following: (A) the merger, consolidation or amalgamation of a Subsidiary of Binks into Binks (where Binks is the surviving corporation) or with another subsidiary of Binks; (B) any liquidation of any Subsidiary of Binks into Binks or another Subsidiary of Binks; (C) any transaction or transactions which in the aggregate do not exceed Five Million and no/100 Dollars ($5,000,000.00); (D) inventory or other assets sold or disposed of in the ordinary course of business and sales or dispositions of obsolete or damaged material or equipment; (E) sales or dispositions of assets by one Subsidiary of Binks to Binks or another Subsidiary of Binks, if in compliance with SECTION 5.2(L); and (F) other sales or dispositions of assets (other than accounts receivable) to Persons which are Affiliates of Binks if the value of such assets (which, for these purposes, shall mean the greater of such assets' book value at the time of sale or other disposition or the proceeds realized by Binks or its Subsidiaries under this clause (F) after the date of this Loan Agreement), does not exceed five percent (5%)


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of the consolidated total assets of Binks and its consolidated Subsidiaries determined as of the end of the fiscal year immediately preceding each such sale or disposition.

    "PERSON": shall mean any individual, sole proprietorship, partnership, joint venture, trust, trustee, estate, unincorporated organization, association, corporation, institution, entity, party or foreign or United States government, whether federal, state, county, city, municipal or otherwise, including, but not limited to, any instrumentality, division, agency, body or department thereof.

    "PLAN": shall mean with respect to any Person, any pension plan subject to Title IV of ERISA or to the minimum funding standards of Section 412 of the Code which has been established or maintained by such Person, any Subsidiary of such Person or any ERISA Affiliate, or by an other Person, if such Person, any Subsidiary of such Person or any ERISA Affiliate could have liability with respect to such pension plan.

    "PRIME RATE": shall mean the floating annual rate of interest announced from time to time by LaSalle as its corporate prime, reference or base rate of interest, as the case may be, which rate may not be the most favorable or lowest rate of interest offered or charged by LaSalle to its commercial or other borrowers.

    "PROHIBITED TRANSACTION": shall mean a non-exempt prohibited transaction as described in Section 4975 of ERISA.

    "REPORTABLE EVENT": shall mean a reportable event as described in Section 4043(b) of ERISA including those events as to which the 30-day notice period is waived under Part 2615 of the regulations promulgated by the PBGC under ERISA.

    "REQUEST FOR LOAN": shall mean a Request for Advance at the Bankers Acceptance Rate in the form attached hereto as Exhibit "A", a Request for Advance at the LIBOR Rate in the form attached hereto as Exhibit "B" or a Request for Advance at the Prime Rate in the form attached hereto as Exhibit "C".

    "RESTRICTED PAYMENTS": shall mean any dividend (other than dividends payable solely in capital stock of such Person) or returns of capital to any stockholder of such Person, or any other distribution, payment or delivery of property or cash to any of such Person's stockholders, or any redemption, retirement, purchase or other acquisition of capital Stock of such Person.

    "SECURITIES ACT": shall mean the Securities Act of 1933, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder as in effect from time to time.

    "SECURITIES EXCHANGE ACT": shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, as in effect from time to time.

    "STOCK": shall mean any and all shares and other equity and ownership interests, however designated, of or in a corporation, whether or not voting, including, but not limited to, common stock, warrants, preferred stock, convertible debentures and all agreements, instruments and documents convertible, in whole or in part, into any one or more of the foregoing.

    "SUBORDINATED DEBT": shall mean Indebtedness subordinated to Binks' Liabilities and incurred on terms reasonably acceptable to LaSalle.

    "SUBSIDIARY": shall mean any other Person (whether now existing or hereafter organized or acquired) in which (other than directors' qualifying shares required by law) at least a majority of the securities or other ownership interest of each class having ordinary voting power or analogous right (other than securities or other ownership interest which have such power or right only by reason of the happening of a contingency), at the time as of which any determination is being made, are owned, beneficially and of record, by such Person or by one or more of the other subsidiaries of such Person or by any combination thereof, including, without limitation, when used with respect to Binks, the Subsidiaries identified on Exhibit "C" hereto.

    "UNFUNDED BENEFIT LIABILITIES": shall mean, with respect to any Plan as of any date, the amount of the unfunded benefit liabilities determined in accordance with Section 4001(a)(18) of ERISA.

    1.2 Except as otherwise defined in this Loan Agreement or the Other Agreements, any accounting terms used in this Loan Agreement which are not specifically defined herein shall have the meanings given them in accordance with GAAP. Unless the context indicates otherwise, all other words, terms or phrases used herein shall be defined by the applicable definition therefor, if any, in the Uniform Commercial Code as adopted by the State of Illinois

                               2. LOANS: GENERAL TERMS

    2.1 Except as otherwise provided in this Loan Agreement or the Other Agreements, if not sooner paid, that portion of Binks' Liabilities consisting of: (A) all principal payable on account of that portion of the Financial Accommodations provided by LaSalle to Binks hereunder as evidenced by the Revolving Note shall be payable in full by Binks to LaSalle on July 12, 1997;
(B) Binks' obligations to LaSalle with respect to Foreign Exchange Contracts shall be payable in accordance with the terms thereof and SECTION 3.2 hereof;
(C) all costs, fees and expenses payable pursuant to this Loan Agreement and the Other Agreements shall be payable by Binks to LaSalle, or to such other Person designated by LaSalle, on demand; (D) interest payable pursuant to this Loan Agreement and the Other Agreements shall be payable by Binks to LaSalle as follows: (1) Interest on Advances made at the Prime Rate shall be payable monthly in arrears; (2) Interest on Advances made a the LIBOR Rate shall be payable in arrears on the last day of the LIBOR Interest Period during which such interest accrued; provided that if the relevant LIBOR Interest Period exceeds ninety (90) days, accrued interest shall also be payable upon the 90-day anniversary of such LIBOR Interest Period; and (3) Interest on Advances made at the Bankers Acceptance Rate shall be payable in arrears on the last day of the Bankers

Acceptance Interest Period during which such interest accrued; provided that if the relevant Bankers Acceptance Interest Period exceeds ninety (90) days accrued interest shall also be payable upon the 90-day anniversary or such Bankers Acceptance Interest Period; and (E) the balance of Binks' Liabilities, if any, shall be payable by Binks to LaSalle on demand. All such payments to LaSalle shall be payable at LaSalle's principal place of business as provided in SECTION
8.14 of this Loan Agreement, or at such other place or places as LaSalle may designate in writing to Binks. All of such payments to Persons other than LaSalle shall be payable at such place or places as LaSalle may designate in writing to Binks. Binks' Liabilities may be prepaid at any time in whole or in part, without premium or penalty, but subject to Binks' obligation to compensate LaSalle for its losses, costs and expenses pursuant to SECTION 2.9 hereof.

    2.2 LaSalle's failure to record any portion of Binks' Liabilities upon the ledgers, books, records or computer records for LaSalle shall not limit or otherwise affect the obligations and liabilities of Binks to repay Binks' Liabilities due and owing to LaSalle pursuant to this Loan Agreement and the Other Agreements.

    2.3 Binks represents and warrants to LaSalle that Binks shall use the proceeds of all loans and the other Financial Accommodations made by LaSalle to Binks pursuant to this Loan Agreement and the Other Agreements solely for proper business purposes and consistent with all applicable laws and statutes, including, but not limited to, Illinois Compiled Statutes, Chapter 815, Section 205/4 (815 ILCS 205/4). Binks further represents and warrants to LaSalle that Binks does not and will not at any time hereafter own any margin securities, and that none of the proceeds of the loans hereunder shall be used for the purpose of (A) purchasing or carrying any margin securities; (B) reducing or retiring any indebtedness which was originally incurred to purchase any margin securities; or (C) any other purpose not permitted by Regulation G or Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time. Binks represents, warrants and covenants unto LaSalle that all loan proceeds will be used exclusively by Binks and its Subsidiaries.

    2.4 Notwithstanding anything contained in this Loan Agreement or the Other Agreements to the contrary, the principal amount of Binks' Liabilities outstanding at any one time, or from time to time, shall not exceed Five Million and no/100 Dollars ($5,000.000.00).

    2.5 Each Request for Loan made by Binks pursuant to this Loan Agreement and the Other Agreements shall constitute an automatic representation and warranty by Binks to LaSalle that there does not then exist an "Event of Default" (hereinafter defined) or any event or condition which with notice, lapse of time or both would constitute an Event of Default.

    2.6 Binks hereby authorizes and directs LaSalle to disburse for and on behalf of Binks, and for Binks' account, the proceeds of loans made by LaSalle to Binks pursuant to this Loan Agreement to such Person or Persons as Binks shall direct.

    2.7 Binks hereby authorizes LaSalle to debit Binks' accounts with LaSalle for all amounts due LaSalle, including, but not limited to, the principal, interest and other costs, fees and expenses arising under or pursuant to this Loan Agreement, the Other Agreements or otherwise.

    2.8 Binks' Liabilities are equal in rank and priority and are PARI PASSU with all other Unsecured Senior Debt. As used in this SECTION 2.11, "Unsecured Senior Debt" shall mean all Indebtedness of Binks which is (A) not secured by a Permitted Lien; and (B) not subordinated in right of payment to any other indebtedness of Binks.

    2.9 If any payment of principal of any Advance bearing interest at the LIBOR Rate or the Bankers Acceptance Rate is made other than on the last day of the applicable LIBOR Interest Period or the Bankers Acceptance Interest Period, respectively, then Binks shall, upon demand by LaSalle, pay to LaSalle any amounts necessary to compensate LaSalle for any additional losses, costs or expenses which LaSalle may reasonably incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation of reemployment of deposits or other funds acquired by LaSalle to fund or maintain such Advance.

                               3. LOANS: DISBURSEMENTS

    3.1  ADVANCES AND INTEREST.

    (A) Provided that an Event of Default does not then exist, and provided that all of the conditions precedent in SECTION 6 of this Loan Agreement have been satisfied, LaSalle shall make Advances to Binks an aggregate amount not to exceed Five Million and no/100 Dollars ($5,000,000.00) at any time, minus the aggregate amount of any Foreign Exchange Obligations. Excepting only the Foreign Exchange Obligations, all Advances pursuant to this SECTION 3 shall bear interest at the interest Rate accrued on the outstanding daily unpaid principal of each Advance (based upon a 360-day year) from the date thereof until payment in full is made.

    (B) LaSalle will disburse the proceeds of the loan in one or more Advances (each such disbursement, an "Advance") as requested by Binks. Each request by Binks for an Advance shall be made pursuant to a Request for Loan received by LaSalle, not later than 12:00 noon, Chicago time, (a) with respect to a request for an Advance at the Prime Rate or at the Bankers Acceptance Rate, on the Business Day which is the first day of the applicable interest period, and
(b) with respect to a request for an Advance at the LIBOR Rate, on the Business Day which is two Business Days prior to the first day of the LIBOR Interest Period.

    3.2  FOREIGN EXCHANGE CONTRACTS.

    (A) Subject to and upon the terms and conditions of this Loan Agreement, Binks may request, and LaSalle will, from time to time on or after the date of this Loan Agreement, enter into one or more Foreign Exchange Contracts; PROVIDED THAT in no event shall LaSalle execute a Foreign Exchange Contract if (1) the Foreign Exchange Exposure thereunder, together with the then aggregate unpaid principal amount of the Advances made under SECTION 3.1 hereof and all then outstanding Foreign Exchange Obligations shall exceed Five Million and no/100 Dollars ($5,000,000.00); or (2) the aggregate amount of the Foreign Exchange Obligations, including the Foreign Exchange Obligations thereunder, shall exceed Five Hundred Thousand and no/100 Dollars ($500,000.00). Binks shall give LaSalle written notice thereof no later than 11:00 a.m. (Chicago time) at least two (2) business days prior to entering into such Foreign Exchange Contract (or such shorter period of time to which LaSalle may agree), together with a summary of all material provisions of such Foreign Exchange Contract and the date on which such Foreign Exchange Contract is to be executed. Each Foreign Exchange Contract shall be in form, scope and substance reasonably satisfactory to LaSalle and shall have an expiration date of the earlier to occur of (a) one year from the date thereof; or (b) July 12, 1997. Each payment by LaSalle with respect to or under a Foreign Exchange Contract shall be promptly reimbursed by Binks, together with interest thereon at the Prime Rate, and if not so reimbursed, any such payments made under such Foreign Exchange Contract by LaSalle shall be deemed an Advance under SECTION 3.1 hereof made at the Prime Rate.

    (B) Each request for the execution of a Foreign Exchange contract made pursuant to and in accordance with the procedures described herein shall constitute a representation and warranty by the Borrowers that all conditions precedent to the execution thereof have been satisfied. The execution of any such Foreign Exchange Contract shall be subject to and upon the terms and conditions of this Loan Agreement.

    3.3 INDEMNIFICATION. Binks hereby agrees to unconditionally indemnify LaSalle and hold LaSalle harmless from any and all loss, claim or liability arising from any transactions or occurrences relating to the Foreign Exchange Contracts and all Binks' Liabilities thereunder, except where such loss, claim or liability is due to the gross negligence or willful misconduct of LaSalle. Except as provided in the preceding sentence, Binks' unconditional obligation to LaSalle hereunder shall not be modified or diminished for any reason or in any manner whatsoever.

    4.   REPRESENTATIONS, WARRANTIES, AND COVENANTS: INSURANCE AND TAXES

    4.1 Binks and each of its Subsidiaries, at its sole cost and expense, shall keep and maintain: (A) its assets insured for the full insurable value against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks ordinarily insured against by other owners or users of such properties in similar businesses; and (B) business interruption insurance, public liability insurance and property damage insurance relating to Binks' and such Subsidiaries' ownership and use of its assets.

    4.2 Binks and each of its Subsidiaries have each filed all material tax returns required by Governmental Regulations to be filed and have paid (or made adequate provision for the payment of) all material taxes due and required by Governmental Regulations to be paid, including interest and penalties, or have established adequate financial reserves on their respective books and records for payment thereof. Binks does not know of any actual proposed tax assessment the effect of which would constitute a Material Adverse Event.

    4.3 Except as otherwise disclosed in the latest balance sheet delivered pursuant to SECTION 5.3, each of Binks and its Subsidiaries has a valid and indefeasible ownership interest in all of the properties and assets reflected in such balance sheet or subsequently acquired. All of such properties and assets are free and clear of any Lien, except for Permitted Liens.

    4.4 Binks and each of its Subsidiaries are in compliance in all material respects with all Governmental Regulations applicable to such Person or its business or properties, unless the failure to so comply would not constitute a Material Adverse Event. Without limiting the generality of the foregoing, all licenses, permits, orders or approvals which are required under any Governmental Regulations in connection with any of the business or properties of Binks or any subsidiaries (collectively, "Permits") are in full force and effect, no notice of any violation has been received in respect of any such Permits and no proceeding is pending or, to the knowledge of Binks, threatened to terminate, revoke or limit any such Permits if the effect of any of the foregoing would constitute a Material Adverse Event.

                5. REPRESENTATIONS, WARRANTIES AND COVENANTS: GENERAL

    5.1 Binks represents, warrants and covenants unto LaSalle that: (A) each of Binks and its Subsidiaries is, and at all times hereafter shall be, a corporation, duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified or licensed to do business in all jurisdictions in which the laws thereof require Binks or any such Subsidiary to be so qualified or licensed, except where the failure to be so qualified or licensed would not create a Material Adverse Event; (B) Binks has the right, power and capacity and is duly authorized and empowered to enter into, execute, deliver and perform this Loan Agreement and the Other Agreements; (C) the execution, delivery and performance by Binks of this Loan Agreement and the Other Agreements shall not, by the lapse of time, the giving of notice or otherwise, constitute a violation of any applicable law or a breach of any provision contained in Binks' Articles of Incorporation or By-Laws, or contained in any agreement, instrument or document to which Binks or any of its Subsidiaries is now or hereafter party or by which it is or may become bound;
(D) Binks (1) was and is solvent; (2) had and has adequate cash flow to pay its debts as they mature or otherwise become due; and (3) had and has sufficient capital to conduct its business in the ordinary course; (E) the value of Binks' property and assets, at fair market valuation, was and is greater than the sum of its debts and liabilities; (F) except as otherwise disclosed on Exhibit "F" hereof, there are no actions or proceedings which are pending or, to Binks' knowledge, threatened, against Binks or any of its Subsidiaries which would be reasonably likely to result, either individually or collectively, in any Material Adverse Event or in any material adverse effect on the legality, validity or enforceability of this Loan Agreement or the Revolving Note; (G) neither Binks nor any of its Subsidiaries is subject to the renegotiation of any government contracts; (H) Binks and each of its Subsidiaries possesses adequate assets, licenses, patents, copyrights, trademarks and trade names to continue to conduct its business as currently conducted by it; (I) Binks and each of its Subsidiaries has been and is in good standing with respect to all governmental permits, certificates, consents and franchises necessary to continue to conduct its business as previously conducted by it and to own or lease and operate its properties as now owned or leased by it, except for permits, certificates, consents and franchises, the absence of which is not reasonably likely to result in a Material Adverse Event; (J) neither Binks nor any of its Subsidiaries is a party to any contract or agreement or subject to any charge, restriction, judgment, decree or order which is reasonably likely to result in a Material Adverse Event; (K) neither Binks nor any of its Subsidiaries is in violation of any applicable statute, regulation or ordinance of the United States of America, of any state, city, town, municipality, county, or of any other jurisdiction, or of any agency thereof in any respect affecting its business, property, assets, operations or condition, financial or otherwise, which is reasonably likely to result in a Material Adverse Event; (L) neither Binks nor any of its Subsidiaries is in default with respect to any financial or negative covenants in any indenture, loan agreement, mortgage, deed or other similar agreement relating to the borrowing of monies to which it is a party or by which it is bound, including, but not limited to, the NBD Loan Documents, the Comerica Loan Documents, the ANB Loan Documents and the Equitable Notes; (M) the Financials fairly and accurately present the information set forth therein which may include, but is not limited to, the assets, liabilities, financial conditions and results of operations of Binks, its consolidated Subsidiaries and such other Persons described therein as of and for the period ending on such dates and have been prepared in accordance with GAAP; (N) all outstanding shares of capital stock of each class of each Subsidiary of Binks are and will be validly issued and will be fully paid and nonassessable and are and will be owned, beneficially and of record, by Binks or a Subsidiary of Binks, free and clear of any Liens; (O) except as required by statute in any jurisdiction governing Binks or any of its Subsidiaries, none of the Subsidiaries of Binks is subject to any Governmental Regulation or any limitation under its charter or by-laws (or other governing documents) or any agreement or other instruments which restricts or limits the ability of such Subsidiary to declare or make any Restricted Payments to Binks or any other Subsidiary of Binks; (P) there has been no material and adverse change in the assets, liabilities or financial condition of Binks and its consolidated Subsidiaries since the date of the Financials; (Q) Binks shall comply with each of the financial covenants as set forth in Section 6.3 of the NBD Loan Documents, notwithstanding any earlier termination or expiration of the NBD Loan Documents; provided, however, that in the event that Binks enters into a new facility with NBD or with another financial institution, the proceeds of which facility replace the NBD Obligations, the financial covenants set forth in the documents representing such new facility, Binks shall instead comply with each of the financial covenants set forth in such documents as of the effective date thereof; and (R) Binks shall maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with GAAP and to comply with the requirements of this Loan Agreement and, at any reasonable time and from time to time, permit LaSalle or any of LaSalle's agents or representatives to examine and make copies of abstracts from the records and books of account of, and visit the properties of, such Person and to discuss the affairs, finances and accounts of such Person with their respective directors, officers, employees and independent auditors, and by this provision, Binks, for itself and its Subsidiaries (with each such Person's consent) does hereby authorize the same

    5.2 Binks represents, warrants and covenants unto LaSalle that neither Binks nor any of its Subsidiaries shall now or at any time hereafter: (A) permit or suffer any security interest or lien, levy, attachment or restraint to be made affecting any of its assets other than Permitted Liens; (B) permit or suffer any receiver, trustee or assignee for the benefit of creditors to be appointed to take possession of all or any of Binks' or any Subsidiary's material assets; (C) merge, consolidate with or acquire any Person other than pursuant to a Permitted Transaction; (D) except as permitted under this Loan Agreement, enter into any transaction not in the ordinary course of business;
(E) other than in the ordinary course of business and pursuant to a Permitted Investment, make any investment in the securities of any Person; (F) guarantee or otherwise, in any way, become liable with respect to the obligations or liabilities of any Person other than Permitted Indebtedness; ( G) make any material change in Binks' or any Subsidiary's capital structure or in any of its business objectives, purposes and operations which might in any way materially adversely affect the repayment of Binks' Liabilities; (H) encumber, sell, pledge, mortgage, lease, or otherwise dispose of or transfer, whether by merger, consolidation or otherwise, any of Binks' or its Subsidiary's assets other than pursuant to a Permitted Transaction; (I) make any Restricted Payments other than
(1) Restricted Payments of a Subsidiary of Binks to Binks or another Subsidiary of Binks; and (2) Restricted Payments by Binks if and so long as no Default or Event of Default has occurred and is continuing or would result from such Restricted Payment; (J) incur Indebtedness, except (1) renewals or extensions of existing Indebtedness; (2) trade payables arising in the ordinary course of business; and (3) Permitted Indebtedness; (K) enter into, or permit or suffer to exist, any agreement or other instrument (including any limitation in charter, bylaws or other governing documents) pursuant to which: (1) Binks agrees with any other Person (other than NBD Bank and LaSalle) not to permit or suffer to exist any Liens on any or all of its assets, properties or rights, other than Permitted Liens; or (2) any restriction or limitation is established on the ability of any Subsidiary of Binks to declare or make dividends, returns of capital or other distributions to Binks or any other Subsidiary of Binks; and
(L) enter into, or permit or suffer to exist, any transaction or arrangement with any affiliate, except: (1) on terms which are no less favorable to each of Binks and its subsidiaries, as the case mad be, than could be obtained from Persons who are not Affiliates; and (2) Permitted Investments.

    5.3 Binks represents, warrants and covenants unto LaSalle that it will deliver to LaSalle the following financial information, all of which shall accurately reflect the financial condition of Binks at and for the periods of time described therein and shall be prepared in accordance with GAAP consistently applied from period to period:

    (A) As soon as available but in no event later than ninety (90) days after the close of each fiscal year of Binks, the audited financial statements of Binks, including, but not limited to, (1) a balance sheet; (2) a statement of income and retained earnings; and (3) a statement of cash flows together with the unqualified opinion of a firm of external independent certified public accountants selected by Binks and reasonably acceptable to LaSalle.

    (B) Concurrently with the delivery of the audited financial statements described in SECTION 5.3(A) above, a certificate of the Chief Financial Officer of Binks certifying to LaSalle that, based upon such financial statements, (1) Binks is in compliance with all financial covenants and ratios described in SECTION 5.1(Q) hereof, together with the calculations for the financial covenants and ratios described therein; and
(2) the Chief Financial Officer is not aware of any event or occurrence which constitutes or upon notice, lapse of time or both would constitute an Event of Default.

    (C) As soon as available but in no event later than forty-five (45) days after the end of each fiscal quarter, unless such fiscal quarter is the last quarter of such fiscal year, Binks' quarterly consolidated and consolidating financial statements, including, but not limited to, (1) a balance sheet; (2) a statement of income and retained earnings; (3) a statement of cash flows, and the year-to-date statement for that portion of Binks' fiscal year then elapsed; and (4) a comparison for the same portion of the preceding fiscal year.

    (D) Concurrently with the delivery of Binks' internally prepared financial statements pursuant to SECTION 5.3(C) above, a certificate of the Chief Financial Officer of Binks certifying to LaSalle that, based upon the internally prepared financial statements, (1) the Chief Financial Officer is not aware of any event or occurrence which constitutes or upon notice, lapse of time or both would constitute an Event of Default; and (2) Binks is in compliance with all financial covenants described in SECTION 5.1(Q), together with the calculations for the financial covenants and ratios described therein.

    (E) Immediately upon the riling thereof, copies of each (1) annual report, proxy, financial statement or other communication sent to Binks' shareholders; and (2) annual, regular, periodic, special and other reports and registration statements which Binks files with the Securities and Exchange Commission, the National Association of Securities Dealers or with any other securities exchange or other similar commission or organization.

    (F) Concurrently with the delivery of the financial statements described in SECTION 5.3(A), a brief management discussion and analysis of the financial condition and results of operations of Binks and its Subsidiaries as of the end of and for the period covered by such financial statements (including a comparison thereof with the financial condition and results of operations of Binks and its Subsidiaries as of the end of, and for the comparable period in, the prior fiscal year) and describing any significant events relating to Binks or its Subsidiaries occurring during such period.

    (G) Such other data and information, financial and otherwise as LaSalle, from time to time, may reasonably request.

    5.4 Binks represents, warrants and covenants unto LaSalle that Binks has filed and will continue to file with the Securities and Exchange Commission, in accordance with applicable law, all forms, reports, documents, proxy statements and registration statements required to be filed by Binks under the Securities Act or the Securities Exchange Act, and none of such forms, reports, documents, proxy statements or registration statements contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which such statements were made.

    5.5 Binks, its Subsidiaries, their ERISA Affiliates and their respective Plans are in compliance in all material respects with those provisions of ERISA and of the Code which are applicable with respect to any such Plan. No Prohibited Transaction and no Reportable Event has occurred with respect to any such Plan. None of Binks or any of its Subsidiaries or any of their ERISA Affiliates is a contributing employer with respect to any Multiemployer Plan. Binks, its Subsidiaries and each of their ERISA Affiliates have met the minimum funding requirements under ERISA and the Code with respect to each of their respective Plans, if any, and have not incurred any liability to the PBGC (other than for the payment of insurance premiums) or any Plan, other than to make contributions in the ordinary course of business. The execution, delivery and performance of this Loan Agreement and the other Agreements does not constitute a Prohibited Transaction. There is no material Unfunded Benefit Liability, with respect to any Plan of Binks, its Subsidiaries or their ERISA Affiliates.

    5.6 (A) Binks and each Subsidiary is in substantial compliance with all material Environmental Laws in jurisdictions in which Binks or any Subsidiary owns or operates, or has owned or operated, a facility or site, or arranges or has arranged for disposal or treatment of Hazardous Materials, accepts or has accepted for transport any Hazardous Materials or holds or has held any such interest in real property, except where the failure to so comply would not constitute a Material Adverse Event

    (B) No material written demand, claim, notice, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private Person or otherwise, arising under, relating to or in connection with any Environmental Laws has been received by Binks, or, to the best of Binks's knowledge, threatened against Binks or any Subsidiary, any real property or any past or present operation of Binks or any Subsidiary which would result in a Material Adverse Event.

    (C) Except as set forth in SCHEDULE 5.6(C), neither Binks nor any Subsidiary (1) has received any notice that it is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Materials into the environment; or (2) has received any notice of any Hazardous Materials in or upon any of its properties in violation of any Environmental Laws.

    (D) To the best of Binks' knowledge, no release, threatened release or disposal of Hazardous Materials is occurring or has occurred on, under or to any property in which Binks or any of its Subsidiaries holds any interest or performs any of its operations, in violation of any Environmental Laws to the extent that any such release, threatened release or disposal would constitute a Material Adverse Event.

                               6. CONDITIONS PRECEDENT

    6.1 LaSalle's obligation to make the initial loan and execute and deliver the initial Foreign Exchange Contract pursuant to this Loan Agreement and the Other Agreements is subject to the full and timely performance of the following covenants prior to or contemporaneously with the making of the initial loan.

    (A) LaSalle shall have received each of the following, in form and substance reasonably satisfactory to LaSalle and its counsel:

         (1) (a) A copy of the Articles of Incorporation of Binks certified by the Secretary of State of Delaware, and a certificate or other satisfactory evidence as to the qualification to conduct business and good standing of Binks from the Secretaries of State of Illinois and Delaware; (b) certificates of the Secretary or an Assistant Secretary of Binks dated the date hereof, and certifying (i) that attached thereto are true and complete copies of the by-laws of Binks and true and complete copies of resolutions duly adopted by the Board of Directors of Binks authorizing the execution, delivery and performance of this Loan Agreement and any Other Agreements and the borrowing by Binks hereunder and all aspects of the financing transactions with LaSalle requiring approval by Binks; (ii) that such resolutions have not been modified, rescinded or amended and are in full force and effect and that the Articles of Incorporation of Binks have not been amended as shown on the good standing certificate furnished pursuant to (a) above; and (iii) as to the incumbency and specimen signature of each officer of Binks executing this Loan Agreement and the Other Agreements; and (c) such other instruments, documents and agreements as LaSalle or its counsel may reasonably request

         (2) A fully executed original of the Revolving Note in a maximum aggregate principal amount not to exceed Five Million and no/100 Dollars ($5,000,000.00) duly executed and delivered by Binks to LaSalle.

         (3)  A fully executed original of this Loan Agreement.

         (4) A favorable opinion of Binks' counsel, Skadden, Arps, Meagher, Slate & Flom, addressed to LaSalle and covering such matters as may be reasonably requested by LaSalle.

         (5) Such other documents, instruments or agreements as LaSalle may reasonably request.

    (B)  No Event of Default shall have occurred and be continuing.

    (C) LaSalle shall have received Uniform Commercial Code, tax lien and judgment searches reports from the Secretary of State of Illinois and the Recorder of Deeds of Cook

County, Illinois which disclose no liens or security interests with respect to Binks' assets other than Permitted Liens.

    (D)  No Material Adverse Event shall have occurred.

    (E) The representations and warranties contained in this Loan Agreement shall be true and correct as of the making of the initial loan and the execution and delivery of the initial Foreign Exchange Contract.

    6.2 LaSalle's obligation to make any loans and execute and deliver any Foreign Exchange Contracts pursuant to this Loan Agreement and the Other Agreements is subject to the full and timely performance or each or the following covenants either prior to or contemporaneously with the making of each loan and execution and delivery of each Foreign Exchange Contract.

    (A)  No Event of Default shall have occurred and be continuing.

    (B) No material claims, litigation, arbitration proceedings or governmental proceedings not disclosed in writing to LaSalle prior to the date of the last previous loan or Foreign Exchange Contract shall be pending or known to be threatened against Binks and no known material development not so disclosed shall have occurred in any claims, litigation, arbitration proceedings or governmental proceedings so disclosed which in the opinion of LaSalle is reasonably likely to result in a Material Adverse Event.

    (C) No Material Adverse Event shall have occurred since the latest of (1) the date of Binks' then most recently delivered Financials, (2) the previous Advance, or (3) the previous Foreign Exchange Contract.

    (D) The representations and warranties of Binks contained in this Loan Agreement shall be true and correct as of the making of any loan or execution and delivery of any Foreign Exchange Contract with the same effect as though made on such date of each loan or Foreign Exchange Contract.

                                      7. DEFAULT

    7.1 The occurrence and continuance of any one of the following events shall constitute a default ("Event of Default") by Binks under this Loan
Agreement: (A) Binks fails to fully and timely pay Binks' Liabilities, within five (5) business days after the date when due and payable or declared due and payable; (B) Binks fails or neglects to perform, keep or observe any Covenant and such failure or neglect continues thirty (30) days after delivery of notice thereof by LaSalle to Binks; (C) any material statement, report or certificate made or delivered by Binks, or any of its officers, employees, or agents, to LaSalle is not materially true and correct when so made or delivered; (D) any of Binks' material assets are attached, seized, subjected to a writ or distress warrant or are levied upon, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and is not released, vacated or fully bonded within sixty (60) days thereof; (E) a petition under the United States Bankruptcy Code or any similar federal, state or local law, statute or regulation shall be filed by or against Binks and, in the case of a petition filed against Binks and not acquiesced in or consented to by Binks such petition is not dismissed within sixty (60) days of the filing thereof; (F) Binks shall make an assignment for the benefit of creditors, or an application is made by or against Binks for the appointment of a receiver, trustee, custodian or conservator for Binks or any of Binks' assets; (G) Binks is enjoined, restrained or in any way prevented by court order from conducting any part of its business affairs in a manner that will result in a Material Adverse Effect; (H) a lawsuit or other proceeding is filed by or against Binks to liquidate any of Binks' assets; (I) a notice of lien, levy or assessment is filed of record, with respect to any of Binks' assets by the United States of America or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental department, agency or instrumentality including, without limitation, the Pension Benefit Guaranty Corporation; (J) one or more judgments or orders (not covered by insurance) for the payment of money in an aggregate amount of One Million and no/100 Dollars ($1,000,000.00) or more shall be rendered against Binks or any of its Subsidiaries, or any other judgment or order (whether or not for the payment of money) shall be rendered against or shall affect Binks or any its Subsidiaries which causes a Material Adverse Event and either (1) such judgment or order shall have remained unsatisfied for at least 30 days from the date of entry thereof and Binks or such Subsidiary, as the case may be, shall not have taken action necessary to stay enforcement thereof by reason of pending appeal or otherwise prior to the expiration of the applicable period of limitations for taking such actions, or if such action shall have been taken, a initial order denying such stay shall have been rendered; or (2) enforcement proceedings shall have been commenced by any creditor upon such judgement; (K) Binks or any of its Subsidiaries fails to pay any part of the principal of, the premium, if any, or the interest on, or any other payment of money due under any of its Indebtedness beyond any period of grace provided with respect thereto, which collectively is in excess of Five Hundred Thousand and no/100 Dollars ($500,000.00), or Binks or any of its Subsidiaries fails to perform or observe any other term, covenant, or agreement contained in any agreement, document or instrument evidencing or securing any such Indebtedness in an aggregate outstanding principal amount in excess of Five Hundred Thousand and no/100 Dollars ($500,000.00), or under which any such Indebtedness was issued or created beyond any period of grace, if any provided, with respect thereto if the effect of such failure is either (1) to cause or permit the holders of such Indebtedness (or a trustee on behalf of such holders) to cause, any payment in respect of such Indebtedness to become due prior to its due date: or (2) permit the holders of such Indebtedness (or a trustee on behalf of such holders ) to elect a majority of the board of directors of Binks; (L) Binks is in default under any of the Other Agreements; (M) a breach, default or Event of Default with respect to a financial or negative covenant occurs under the NBD Loan Documents; or (N) if any Person other than shareholders of record as of the effective date oft his Agreement, together with any Affiliate(s) of such Person, directly or indirectly, acquired 51% or more of the capital Stock, including, without limitation, all rights, warrants and options to acquire capital Stock of Binks.

    7.2 Upon the occurrence and during the continuation of an Event of Default without notice or demand by LaSalle to Binks, LaSalle shall have no further obligation to and may immediately cease advancing monies and executing and delivering Foreign Exchange Contracts or otherwise extending credit to or for the benefit of Binks under this Loan Agreement and the Other Agreements. Upon an Event of Default, without notice or demand by LaSalle to Binks, Binks' Liabilities shall be immediately due and payable. LaSalle shall be entitled to exercise any and all rights and remedies pursuant to this Loan Agreement, the Other Agreements, at law, in equity or otherwise. All of LaSalle's rights and remedies under this Loan Agreement and the Other Agreements are cumulative and non-exclusive.

                                      8. GENERAL

    8.1 Any payments at any time or times hereafter received by LaSalle on account of Binks' Liabilities shall be applied FIRST, to the costs and expenses of LaSalle, as set forth herein, SECOND, to the payment of accrued and unpaid interest due under this Loan Agreement and the Other Agreements to and including the date of such application, and THIRD, to the payment of all other amounts (including principal and fees) then owing to LaSalle under the Loan Agreement and the Other Agreements.

    8.2 (A) This Loan Agreement and the Other Agreements may not be modified, altered or amended, except by an agreement in writing signed by Binks and LaSalle. Binks may not sell, assign or transfer this Loan Agreement, the Other Agreements or any portion thereof, including, without limitation, Binks' rights titles, interests, remedies, powers or duties thereunder.

    (B) LaSalle shall have the right to sell or transfer participation interest in this Loan Agreement and the Other Agreements so long as LaSalle's obligations to Binks hereunder and under the Other Agreements shall remain unchanged, and so long as the consent of such participant shall not be required for amendments of or waivers of provisions of this Loan Agreement or the Other Agreements other than an increase in the maximum amount of advances to be made hereunder, an extension of the final maturity date for Advances hereunder or a reduction in the rate of interest payable hereunder. LaSalle may assign portions of its interest in this Loan Agreement and the Other Agreements to a bank or other financial institution reasonably acceptable to Binks; PROVIDED that such assignment shall be in writing, and shall be in a minimum amount of $1,000,000 and such assignee has a minimum net worth of $200 million. In no event will LaSalle sell or transfer participations or assign its interest in this Loan Agreement and the Other Agreements such that LaSalle's interest in this Loan Agreement or the Other Agreements is less than fifty-one percent (51%).

    8.3 LaSalle's failure at any time or times hereafter to require strict performance by Binks of any provision of this Loan Agreement shall not waive, affect or diminish any right of LaSalle thereafter to demand strict compliance and performance therewith. Any suspension or waiver by LaSalle of an Event of Default by Binks under this Loan Agreement or the Other Agreements shall not suspend, waive or affect any other Event of Default by Binks under this Loan Agreement or the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Binks contained in this Loan Agreement or the Other Agreements and no Event of Default by Binks under this Loan Agreement or the Other Agreements shall be deemed to have been suspended or waived by LaSalle unless such suspension or waiver is in writing signed by an officer of LaSalle and directed to Binks specifying such suspension or waiver.

    8.4 Wherever possible, each provision of this Loan Agreement shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Loan Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed herefrom and such invalidity or unenforceability shall not affect any other provision of this Loan Agreement, the balance of which shall remain in and have its intended full force and effect; provided, however, if such provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to be modified so as to be valid and enforceable to the maximum extent permitted by law.

    8.5 This Loan Agreement and the Other Agreements shall be binding on Binks and upon the successors of Binks, and shall inure to the benefit of LaSalle, its permitted successors, assigns, affiliates, divisions and parents. This provision, however, shall not be deemed to modify SECTION 8.2 hereof.

    8.6 The terms and provisions of the Other Agreements are incorporated herein by this reference thereto. The Exhibits and Schedules referred to herein are attached hereto, made a part hereof and incorporated herein by this reference thereto.

    8.7 Except as otherwise provided in this Loan Agreement or the Other Agreements, no termination or cancellation of this Loan Agreement or the Other Agreements shall in any way affect or impair the powers, obligations, duties, rights and liabilities of Binks or LaSalle in any way or respect relating to
(A) any transaction or event occurring prior to such termination or cancellation; or (B) any of the undertakings, agreements, covenants, warranties and representations of Binks contained in this Loan Agreement or the Other Agreements. All such undertakings, agreements, representations, warranties and covenants shall survive such termination or cancellation.

    8.8 Except as expressly required of LaSalle herein, Binks waives any and all notices or demands which Binks might be entitled to receive with respect to this Loan Agreement or the Other Agreements by virtue of any applicable law, statute or regulation, and waives presentment, demand, protest, notice, default, dishonor, non-payment, maturity, release, compromise, settlement, extension or renewal of this Loan Agreement and the Other Agreements.

    8.9 Until LaSalle is notified by Binks to the contrary in writing in accordance with SECTION 8.12 of this Loan Agreement, the signature upon this Loan Agreement or upon any of the Other Agreements of (A) a "Designated Person" (as defined in that certain secretary's Certificate of even date herewith executed and delivered by Binks to LaSalle); or (B) any other

Person designated in writing to LaSalle by any of the foregoing, shall bind Binks and be deemed to be the duly authorized act of Binks.

    8.10 Binks shall reimburse LaSalle for all reasonable costs, fees and expenses incurred by LaSalle, or for which LaSalle becomes obligated, in connection with the negotiation, preparation, administration, enforcement and conclusion of this Loan Agreement and the Other Agreements, including, but not limited to, attorneys' and paralegals' fees, costs and expenses, search fees, costs and expenses, filing and recording fees and all taxes payable in connection with this Loan Agreement or the Other Agreements.

    8.11 This Loan Agreement and the Other Agreements are submitted by Binks to LaSalle, for LaSalle's acceptance or rejection thereof, at LaSalle's principal place of business in Chicago, Illinois, as an offer by Binks to borrow monies from LaSalle and shall not be binding upon LaSalle or become effective until and unless accepted by LaSalle, in writing, at said place of business. This Loan Agreement and the Other Agreements shall be interpreted, construed and governed by and under the laws of the State of Illinois as to interpretation, enforcement, validity, construction, effect, choice of law and in all other respects including, but not limited to, the legality of the interest rate and other charges.

    8.12 Any and all notices, demands, requests, consents, designations, waivers and other communications required or desired hereunder shall be in writing and shall be deemed effective upon personal delivery, upon receipted delivery by Federal Express or another overnight carrier, or three (3) days after mailing if mailed by registered or certified mail, return receipts requested, postage prepaid, to Binks or LaSalle at the following address or such other address as Binks or LaSalle may specify in like manner; provided, however, that notices of a change of address shall be effective only upon receipt thereof.

If to Binks, then to:                    with a copy to:

Binks Manufacturing Company              Skadden, Arps, Slate, Meagher & Flom
9201 West Belmont                        333 West Wacker Drive, Suite 2100
Franklin Park, Illinois 60131            Chicago, Illinois 60606
Attention:  Mr. Jeffrey W. Lemajeur      Attention:  Randall J. Rademaker, Esq.
Telephone Number: 847/671-5690           Telephone Number: 312/407-0930
Facsimile Transmission No.: 847/671-3000  Facsimile Transmission No.: 312/407-
                                           0411

If to LaSalle, then to:                    with a copy to:

LaSalle National Bank                      Fagel & Haber
120 South LaSalle Street                   140 South Dearborn Street, Suite 140
Chicago, Illinois 60603                    Chicago, Illinois 60603
Attention:  Mr. Steven M. Cohen            Attention:  Gina M. Gentili, Esq.
Telephone Number: 312/781-7621             Telephone Number: 312/580-2303
Facsimile Transmission No.: 312/750-6242    Facsimile Transmission No.: 312/580-
                                             2201

    8.13 The captions contained in this Loan Agreement are inserted only as a matter of convenience and shall in no way define, limit or extend the scope or intent of this Loan Agreement or any provision of this Loan Agreement, and shall not affect the construction or interpretation of this Loan Agreement.

    8.14 It is the intent of Binks and LaSalle that the rate of interest and the other charges of Binks under this Loan Agreement shall be lawful; therefore, if for any reason, the interest or other charges payable under this Loan Agreement are found by a court of competent jurisdiction to exceed the limit which LaSalle may lawfully charge Binks, then the obligation to pay interest and other charges shall automatically be reduced to such limits. If Binks has paid an amount in excess of such limit, then such amount shall be applied to reduce the principal portion of Binks' Liabilities.

    8.15 Any provision of this Loan Agreement which requires a party to perform any act shall be construed as requiring the party to perform the act or cause such act to be performed. Any provision of this Loan Agreement which requires a party to refrain from taking any act shall be construed as requiring the party to refrain from taking the act, to refrain from causing such act to be taken and to cause those under his control from taking the act. Wherever the term "including" is used, the same shall be deemed to mean, "including, but not limited to." "Any" shall be deemed to mean "any and all" whenever applicable. The singular shall be deemed to include the plural, and the plural shall be deemed to include the singular. The masculine pronoun shall be deemed to include the feminine and neuter pronouns, and vice versa. "Copies" shall mean photostatic or other reproduced originals which accurately, truly, correctly and completely present the original of the document copied.

    8.16 To the extent that LaSalle receives any payment on account of Binks' Liabilities, and any such payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by LaSalle to Binks, its estate, trustee, receiver or any other party under the United States Bankruptcy Code or any similar federal, state or local law, statute or regulation, then, to the extent of such payment received, Binks' Liabilities shall be revived and continue in full force and effect, as if such payment had not been received by LaSalle and applied on account of Binks' Liabilities.

    8.17 Binks hereby acknowledges and agrees that if (A) the NBD Loan Documents, the Comerica Loan Documents, the ANB Loan Documents or the Equitable Notes are amended modified, supplemented or terminated; or (B) a default, breach or event of default pursuant to the NBD Loan Documents, the Comerica Loan Documents, the ANB Loan Documents or the Equitable Notes is waived, Binks shall immediately notify LaSalle thereof. Binks covenants and agrees with LaSalle to deliver, within forty-five days of execution, copies of all amendments, renewals, substitutions, additions or other similar documentation in connection with the NBD Loan Documents, the Comerica Loan Documents, the ANB Loan Documents or the Equitable Notes. Binks hereby acknowledges and agrees that in the event that and so long as the aggregate principal amount of Binks' Liabilities exceeds the aggregate principal amount of "Obligations" (as defined in the NBD Loan Documents), no waiver of any Event of Default under the NBD Loan Documents shall constitute a waiver of an Event of Default arising under SECTION 7.1(M) of this Loan Agreement. Except as otherwise provided in the immediately preceding sentence, LaSalle hereby acknowledges and agrees that any amendment, modification or waiver by NBD or any successor thereto of the financial covenants referred to in SECTION 5.1(Q) hereof or any waiver of Binks' failure to comply with such financial covenants by NBD or any successor thereto shall constitute an amendment, modification or waiver, as applicable, by LaSalle of
SECTION 5.1(Q) hereof.

    8.18 Binks hereby indemnifies and holds LaSalle harmless in connection with any written or verbal instructions received from an authorized officer of Binks or any instructions received by LaSalle from any Person purporting to be or otherwise identifying himself as a authorized officer of Binks, without any duty to make any inquiry as to the genuineness of such instructions other than the exercise of reasonable business judgment. All such verbal instructions shall be confirmed in writing by Binks, either via first class mail, postage prepaid, or telefax within twenty-four (24) hours of such verbal instructions. If such verbal instructions differ in any respect from the written confirmation, the verbal instructions shall govern as to all Advances prior to the receipt of such written confirmation. Binks acknowledges that if LaSalle Advances any sum based on any oral or any telefaxed request, confirmation or instructions, it shall be for Binks' convenience, and all risks involved in the use of such procedures shall be born by Binks, and Binks shall indemnify and hold LaSalle harmless therefor.

    8.19 This Loan Agreement constitutes the entire agreement between LaSalle and the Borrower with regard to the subject matter hereof, and supersedes all prior and contemporaneous communications, agreements and assurances, whether verbal or written.

    8.20 Binks and LaSalle irrevocably agree, and hereby consent and submit to the exclusive jurisdiction of the Circuit Court of Cook County, Illinois, and the United States District Court for the Northern District of Illinois, Eastern Division, with regard to any actions or proceedings arising from, relating to or in connection with Binks' Liabilities, this Loan Agreement or the Other Agreements. Binks hereby irrevocably appoints and designates CT Corporation, as Binks' true and lawful attorney-in-fact and duly authorized agent to accept any notice which, notwithstanding Binks' waiver of notice contained in this Loan Agreement, LaSalle desired or elects to provide to Binks and for service of legal process, and agrees that service of process upon such attorney-in-fact shall constitute personal service of process upon Binks. Binks shall direct such attorney-in-fact to forward any such notice or service of process to Binks at an address designated by Binks. Binks hereby waives any rights Binks may have to transfer or change the venue of any litigation filed in the Circuit Court of Cook County, Illinois, or the United States District Court for the Northern District of Illinois, Eastern Division, and further waives any objection to service of process upon such attorney-in-fact in accordance with this Loan Agreement. BINKS AND LA SALLE EACH HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY.

    8.21 CONFIDENTIALITY. LaSalle agrees to hold any confidential information that it may receive from Binks pursuant to this Agreement in confidence, EXCEPT for disclosure:

    (A) to legal counsel, accountants and other professional advisors to LaSalle;

    (B)  to regulatory officials having jurisdiction over LaSalle;

    (C) as required by applicable law or legal process (PROVIDED that in the event LaSalle is so required to disclose any such confidential information, LaSalle shall endeavor promptly to notify Binks, so that Binks may seek a protective order or other appropriate remedy) or in connection with any legal proceeding to which LaSalle and Binks are adverse parties; and

    (D) to another financial institution in connection, with a proposed assignment or participation hereunder provided that such disclosure is made subject to an appropriate confidentiality agreement on terms substantially similar to this Section.

    For purposes of the foregoing, "confidential information" shall mean all information respecting Binks or its Subsidiaries, OTHER THAN:

    (E) information previously filed with any governmental agency and available to the public;

    (F) information previously published in any public medium from a source other than, directly or indirectly, LaSalle; and

    (C) information previously disclosed by Binks to any Person not associated with Binks without a written confidentiality agreement.

    IN WITNESS WHEREOF, LaSalle and Binks have caused this Loan Agreement to be executed and delivered by their duly authorized officers as of the date first set forth above.

LASALLE NATIONAL BANK,                      BINKS MANUFACTURING COMPANY,
a national banking association              a Delaware corporation


By:   /S/                                   By:  /S/ DORAN J. UNSCHULD
      ---------------------                      ------------------------------
Title: VICE PRESIDENT                       Title:  PRESIDENT AND CEO
      ---------------------                         ---------------------------

                                            ATTEST:

                                            By:  /S/ JEFFREY W. LEMAJEUR
                                                 ------------------------------
                                            Title:  CHIEF FINANCIAL OFFICER
                                                    ---------------------------